EXHIBIT 5.1 AND 23.2

                                                           Bartel Eng & Schroder
                                                    300 Capitol Mall, Suite 1100
                                                            Sacramento, CA 95814




                                  June 26, 2001

Board of Directors
Humboldt Bancorp
2440 Sixth Street
Eureka, CA 95501

     Re:  Form S-8
          250,000 shares of Common Stock of Humboldt Bancorp

Dear Ladies and Gentlemen:

     We act as counsel to Humboldt Bancorp, a California Corporation ("Bancorp"), in connection with the registration of 250,000 shares of Bancorp's common stock (the "Shares") under the Securities Act of 1933, as amended (the "Securities Act"), which will be issued by Bancorp pursuant to awards issued to employees and directors of Humboldt Bancorp and its subsidiaries under Humboldt Bancorp & Subsidiaries 2001 Equity Incentive Plan (the "Plan), all further described in Bancorp's registration Statement on Form S-8 filed under the Securities Act ( the "Registration Statement").

     For the purpose of rendering this opinion, we examined originals or copies of such documents as we deemed to be relevant. In conducting our examination, we assumed without investigation, the genuineness of all signatures, the correctness of all certificates, the authenticity of all documents submitted to us as originals, the conformity to all original documents of all documents submitted as certified or photostatic copies, and the authenticity of the originals of such copies, and the accuracy and completeness of all records made available to us by Bancorp. In addition, in rendering this opinion, we assumed that the Shares will be offered in the manner and on the terms identified or referred to in the Registration Statement, including all amendments thereto.

     Our opinion is limited solely to matters set forth herein. We express no opinion as to the law of any other jurisdiction other than the laws of the State of California and the laws of the United States.

     Based upon the foregoing, after giving due regard to such issues of law as we deemed relevant, and assuming that (i) the Registration Statement becomes and remains effective, and the Prospectus which is a part of the Registration

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Statement (the  "Prospectus"),  and the Prospectus  delivery  requirements  with respect thereto, fulfill all of the requirements of the Securities Act, throughout all periods relevant to the opinion, (ii) all offers and sales of the Shares will be made in compliance with the securities laws of the states having jurisdiction thereof, and (iii) Bancorp receives, to the extent applicable, the considerations set forth under the award agreements, we are of the opinion that the shares to be issued under the Plan and award agreements will be legally issued, fully paid and non-assessable.

     We hereby consent in writing to the use of this opinion as an exhibit to the Registration Statement and any amendment thereto. By giving such consent, we do not thereby admit that we come within the category of persons where consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

                                                     Sincerely,

                                                /s/   BARTEL ENG & SCHRODER,
                                                      a Law Corporation